Exhibit (a)(1)(E)

FORM OF

COMMUNICATION TO ELIGIBLE HOLDERS PARTICIPATING IN

THE EXCHANGE OFFER CONFIRMING RECEIPT OF ELECTION FORM

Date:

To:

From:	Enphase Energy, Inc.

Re:	Confirmation of Receipt of Election Form

This message confirms that we have received your Election Form. This confirmation should not, however, be construed to imply that the Election Form or any other documents that you have submitted have been properly completed or are otherwise in proper form or that we have accepted your Eligible Options for exchange. If your Election Form is properly completed and signed, and all eligibility requirements are met, we expect to accept your Eligible Options elected for exchange and to grant you New RSUs, subject to the terms and conditions set forth in the Exchange Offer, promptly following the expiration of the Exchange Offer at 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017, unless the Exchange Offer is extended by us. Any Eligible Options listed on your Election Form for which you checked the “Yes, exchange eligible option” box, will be cancelled and New RSUs granted in exchange in the manner described in the Offering Memorandum.

Unless you withdraw your tendered Eligible Options by providing us a properly completed and signed Notice of Withdrawal before 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017 (or, if the Exchange Offer is extended, before the new termination date (provided, however, that unless we have accepted your tendered Eligible Options, you may also withdraw any such tendered Eligible Options at any time after 9:00 p.m. Pacific Time on Friday, May 26, 2017), we will, subject to the conditions of the Exchange Offer, cancel all Eligible Options that you have properly tendered and grant you New RSUs in exchange. If you do not withdraw your tendered Eligible Options and we accept your Eligible Options for exchange, promptly following the expiration of the Exchange Offer we will provide you with a “confirmation letter” confirming that your Eligible Options have been accepted for exchange. In addition, we will separately send to you the grant documents relating to the New RSUs for signature. Your Election Form may be changed or revoked at any time by delivering a new properly completed and signed Election Form bearing a later date so long as we receive the documents before the expiration of the Exchange Offer.

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Exchange Offer, the Election Form or other documents relating to the Exchange Offer) to Bridget Pedersen by sending an email to optionexchange@enphaseenergy.com or by calling (707) 763-4784, ext. 7458.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offer to Exchange Eligible Options for Restricted Stock Units dated April 3, 2017 (the “Offering Memorandum”).